Exhibit (e)(3)

ADVANCED MEDICAL OPTICS, INC.

1700 East St. Andrew Place

Santa Ana, California 92799-5162

PERSONAL AND CONFIDENTIAL

October 24, 2008

Abbott Laboratories
100 Abbott Park Road
Abbott Park, IL 60054

Ladies and Gentlemen:

You have expressed an interest in exploring a possible transaction (the “Transaction”) with us.  In order to pursue a Transaction, both parties recognize that there is a need to disclose to one another certain information in respect of itself and/or its Affiliates (as defined herein).  The party disclosing such information is referred to as the “Disclosing Party” and the party receiving such information is referred to as the “Receiving Party.”

As used herein, “Evaluation Material” means all information, data, reports, interpretations, forecasts and records, whether in oral or written form, electronically stored or otherwise (including any such information furnished prior to the execution of this letter agreement), concerning the Disclosing Party furnished to the Receiving Party or its directors, officers, partners (who have a direct or indirect equity interest in the Receiving Party but excluding other persons who may become a partner of the Receiving Party for purposes of the Transaction), Affiliates (as defined herein), employees, agents, representatives, financial advisors, financing sources (which financing sources shall be specifically approved by the Disclosing Party in writing), consultants, accountants and attorneys (collectively, “Representatives”) by the Disclosing Party or its Representatives and all notes, reports, analyses, compilations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, electronically stored or otherwise) containing, reflecting or based upon, in whole or in part, any such information or reflecting the Receiving Party’s review or view of, or interest in, a possible Transaction with the Disclosing Party or the Evaluation Material.  As used in this letter agreement:  the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, group, entity, trust, limited liability company, partnership or individual; the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act; and the terms “Disclosing Party” and “Receiving Party” shall include, without limitation, such party’s subsidiaries and Affiliates.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmits any Evaluation Material, or (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party or one of its Representatives) who, insofar as is known to the Receiving Party, is not prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation, or (iii) is otherwise lawfully and independently developed by the Receiving Party as shown on the Receiving Party’s books and records without use of the Evaluation Material.

1.             The Receiving Party agrees that Evaluation Material provided by or on behalf of the Disclosing Party will be used by the Receiving Party and its Representatives solely for the purpose of evaluating a possible Transaction and that such information shall be kept confidential, and not disclosed to any other person, by the Receiving Party and its Representatives (except as otherwise provided herein); provided, however, that the Receiving Party agrees (1) Evaluation Material shall be disclosed to only such of its Representatives who have a need to know such information for the purpose of evaluating the Transaction (it being understood that such Representatives shall be informed by the Receiving Party of the confidential nature of this information and shall be directed by the Receiving Party to treat such information confidentially in accordance with the terms of this letter agreement as applicable to Representatives), and (2) any disclosure of Evaluation Material may be made to parties to whom the Disclosing Party consents in writing.  The Receiving Party shall be responsible for any breach of this letter agreement by its Representatives and Affiliates.

2.             Each party acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of that issuer or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities.

3.             Without the prior written consent of the other party hereto, neither party will, and both parties will direct its Representatives not to, except as otherwise provided herein, disclose to any person the fact that Evaluation Material has been provided hereunder, that the parties are considering a Transaction, that discussions or negotiations concerning a possible Transaction are taking place or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.  Further, each party agrees to inform the other party in writing in the event that any person approaches said party or makes any inquiry to said party regarding Evaluation Material or the Transaction.

4.             In the event that the Receiving Party or its Representatives are requested in a judicial, administrative or governmental proceeding to disclose any of the Evaluation Material furnished by or on behalf of the Disclosing Party, the Receiving Party and its Representatives shall, to the extent permitted by law or regulation, promptly notify the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with this letter agreement.  The Receiving Party and its Representatives will cooperate with, and assist the Disclosing Party in obtaining such protective order or other remedy.  If such protective order or other remedy is not obtained and disclosure of any such

Evaluation Material is required by judicial or administrative order, the Receiving Party or its Representatives will furnish only that portion of the Evaluation Material which is legally required to be disclosed and will exercise commercially reasonable efforts at the Disclosing Party’s expense to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material furnished.  The Receiving Party also agrees that the Disclosing Party shall be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this paragraph and that the Receiving Party shall not oppose the granting of such relief.

5.             Although the Disclosing Party has endeavored to include in the Evaluation Material furnished by it and on its behalf information known to it which it believes to be relevant for the purpose of the Receiving Party’s investigation, the Receiving Party understands that neither the Disclosing Party nor any of its Representatives has or have made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by it or on its behalf.  Neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the use of Evaluation Material furnished by or on behalf of the Disclosing Party.

6.             In the event that the parties elect not to proceed with the Transaction within a reasonable time or the Disclosing Party so requests, the Receiving Party shall promptly redeliver to the Disclosing Party or destroy (with such destruction certified by a senior executive to the Disclosing Party) all written Evaluation Material, and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Receiving Party, its Representatives, the Disclosing Party, its Representatives or otherwise) furnished by or on behalf of the Disclosing Party and the Receiving Party will not retain any copies thereof (including without limitation any computer files, extracts or other reproductions thereof in whole or in part), except that the Receiving Party may keep Evaluation Materials as necessary for legal/regulatory purposes or pursuant to the Receiving Party’s internal document-retention policies, provided that any such Evaluation Material remains subject to this letter agreement.

7.             The parties hereby agree that, without obtaining the prior written consent of the other party, for a period of two years from the date of this letter agreement, neither party nor any of such party’s Representatives will solicit to employ or employ any of the current officers or key employees of the other party, so long as any such person remains employed by such other party.  This provision shall not be violated by general advertising or other untargeted solicitation such as internet employment postings.

8.             In the event of any breach of the provisions of this letter agreement by either party or its Representatives, such party acknowledges that monetary damages may be inadequate compensation and that the non-breaching party may be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to the non-breaching party at law or in equity.  This provision with respect to injunctive relief shall not, however, diminish the right of the non-breaching party to claim and recover damages.  In the event of a litigation regarding this letter agreement, the non-prevailing party will pay any reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in connection therewith.

9.             Each party hereto agrees that unless and until a definitive agreement between the parties with respect to any Transaction referred to in the first paragraph of this letter agreement has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a transaction by any party or its Representatives, except, in the case of this letter agreement, for the matters specifically agreed to herein.  The agreement set forth in this letter agreement may be modified or waived only by a separate writing signed by both parties expressly so modifying or waiving such agreement.  For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid by any party.

10.           This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws.  This letter agreement constitutes the final, complete and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this letter agreement, and supersedes any prior or contemporaneous understandings or agreements relating thereto.  This letter agreement may be executed in counterparts, including via facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A party’s failure to enforce any provision, right or remedy under this letter agreement shall not constitute a waiver of such provision, right or remedy.

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If the foregoing correctly sets forth our agreement, please execute this letter agreement where indicated below.

Very truly yours,

ADVANCED MEDICAL OPTICS, INC.

		By:	/s/ JAMES V. MAZZO
Name: James V. Mazzo
Title: President and Chief Executive Officer

Accepted and Agreed as of the
date first written above

ABBOTT LABORATORIES

By:	/s/ SEAN E. MURPHY
Name: Sean E. Murphy
Title: Vice President, Business Development

[Signature Page to Letter Agreement dated October 24, 2008]